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Filed Pursuant to
Rule 424(b)(3)
Registration No. 333-84112

PROSPECTUS SUPPLEMENT
(to Prospectus dated March 19, 2002)

16,375,714 Shares

MICHAELS STORES, INC.

Common Stock

        This prospectus supplement supplements the prospectus dated March 19, 2002 of Michaels Stores, Inc. relating to, among other things, the sale by certain stockholders of Michaels of up to 16,375,714 shares of our common stock. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

        This prospectus supplement restates in its entirety the information set forth under the caption "Resale of Shares; Selling Stockholders" in the prospectus.

The date of this prospectus supplement is March 27, 2003.

RESALE OF SHARES; SELLING STOCKHOLDERS

        The persons listed in the following table are eligible pursuant to the registration statement and this prospectus to offer and sell shares acquired by them upon the exercise of options. The inclusion of any person in the following table is not an indication or admission that such person is our affiliate. The ownership information set forth in the following table is presented as of the close of business on March 7, 2003. 67,475,335 shares of common stock were issued and outstanding as of the close of business on that date.

        We are unaware whether the selling stockholders listed below intend to exercise the options or sell the shares they may acquire upon exercise of options.

        In the future we may grant additional options to the persons listed below and may allow persons other than those listed below to offer and sell shares acquired upon exercise of options pursuant to the registration statement and this prospectus. We will supplement this prospectus to reflect such changes as and when required by law.

	Common Stock Ownership Prior to Offering (1)(2)			Common Stock Ownership After Offering (2)
			Number of Shares of Common Stock Offered Hereby
Name and Position	Number	Percentage		Number	Percentage
Charles J. Wyly, Jr. (3) Chairman of the Board of Directors	1,785,488	2.6%	800,000	985,488	1.5%
Sam Wyly (4) Vice Chairman of the Board of Directors	1,572,492	2.3%	1,150,000	422,492	*
Stargate, Ltd. (5)	560,000	*	400,000	160,000	*
Richard E. Hanlon (6) Director	87,700	*	30,000	57,700	*
The Patrick Reid Hanlon Trust (7)	10,000	*	10,000	0	*
Richard C. Marcus (8) Director	87,500	*	30,000	57,500	*
R. Michael Rouleau (9) President and Chief Executive Officer	841,865	1.2%	775,000	66,865	*
Mark V. Beasley (10) Senior Vice President, General Counsel and Secretary	56,208	*	25,000	31,208	*
Jeffrey N. Boyer (11) Executive Vice President— Chief Financial Officer	75,000	*	75,000	0	*
J. Samuel Crowley (12) Senior Vice President— New Ventures	17,500	*	17,500	0	*
Thomas C. DeCaro (13) Senior Vice President— Merchandise Planning and Control	53,188	*	52,501	687	*

	Common Stock Ownership Prior to Offering (1)(2)			Common Stock Ownership After Offering (2)
			Number of Shares of Common Stock Offered Hereby
Name and Position	Number	Percentage		Number	Percentage
Sue Elliott (14) Senior Vice President— Human Resources	58,334	*	58,334	0	*
Stephen R. Gartner (15) Senior Vice President— Supply Chain Management	58,537	*	58,334	203	*
Duane E. Hiemenz (16) Senior Vice President— New Business Development	84,346	*	75,834	8,512	*
Amy J. Parker (17) Senior Vice President— Marketing	23,570	*	23,333	237	*
Edward F. Sadler (18) Executive Vice President— Store Operations	192,500	*	192,500	0	*
Robert M. Spencer (19) Executive Vice President— General Merchandise Manager	132,500	*	132,500	0	*
Ronald S. Staffieri (20) President— Michaels Stores Group	100,000	*	100,000	0	*
Douglas B. Sullivan (21) Executive Vice President— Development	126,557	*	125,000	1,557	*
James F. Tucker (22) Executive Vice President— Chief Information Officer	129,781	*	108,335	21,446	*
Jeffrey L. Wellen (23) Head of Strategic Planning & Initiatives, Office of the CEO	50,000	*	30,000	20,000	*

*
Less than 1% of class.

(1)
Persons holding shares of common stock pursuant to the Michaels Stores, Inc. Employees 401(k) Plan generally have sole voting and investment power with respect to such shares.

(2)
Percentages are based on 67,475,335 shares of common stock issued and outstanding as of the close of business on March 7, 2003.

(3)
Includes 800,000 shares to be acquired upon exercise of options granted under the plan, 166,666 of which are presently exercisable, 66,667 of which become exercisable on each of July 31, 2003 and July 31, 2004, 33,333 of which become exercisable on each of August 7, 2003 and August 7, 2004, and 33,334 of which become exercisable on August 7, 2005; 400,000 shares to be acquired upon exercise of options granted under the plan held by Stargate, Ltd. (a limited partnership, the general partner of which is a trust of which Mr. Wyly is a co-trustee), all of which are presently exercisable; 160,000 shares held of record by Stargate, Ltd.; 564,284 shares held of record by family trusts of which Mr. Wyly is the trustee; 208,604 shares held of record by Shadywood USA, Ltd. (a limited partnership of which Mr. Wyly is a general partner); and 52,500 shares to be acquired upon exercise of options granted under the Michaels Stores, Inc. 2001 General Stock Option Plan, all of which are presently exercisable.

(4)
Includes 1,150,000 shares to be acquired upon exercise of options granted under the plan, 1,033,333 of which are presently exercisable, 33,333 of which become exercisable on July 31, 2003, 33,334 of which become exercisable on July 31, 2004, 16,666 of which become exercisable on August 7, 2003 and 16,667 of which become exercisable on each of August 7, 2004 and August 7, 2005; 200,000 shares held of record by Tallulah, Ltd. (a limited partnership of which Mr. Wyly is a general and limited partner); 149,572 shares held of record by family trusts of which Mr. Wyly is the trustee; 2,220 shares held of record by Mr. Wyly's spouse; 18,200 shares held of record by a marital trust of which Mr. Wyly's spouse is the trustee; and 52,500 shares to be acquired upon exercise of options granted under the 2001 General Stock Option Plan, all of which are presently exercisable.

(5)
Includes 400,000 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable. Mr. Charles J. Wyly, Jr., Chairman of the Board of Michaels, is a co-trustee of a trust that is the general partner of Stargate, Ltd., a limited partnership.

(6)
Includes 20,000 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable, and 10,000 shares to be acquired upon exercise of options granted under the plan held by The Patrick Reid Hanlon Trust (a trust of which Mr. Hanlon is a co-trustee), all of which are presently exercisable. Also includes 52,500 shares to be acquired upon exercise of options granted under the 2001 General Stock Option Plan, all of which are presently exercisable.

(7)
Includes 10,000 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable. Mr. Richard E. Hanlon, a director of Michaels, is a co-trustee of The Patrick Reid Hanlon Trust.

(8)
Includes 30,000 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable. Also includes 52,500 shares to be acquired upon exercise of options granted under the 2001 General Stock Option Plan, all of which are presently exercisable.

(9)
Includes 775,000 shares to be acquired upon exercise of options granted under the plan, 474,999 of which are presently exercisable, 66,667 of which become exercisable on each of July 28, 2003, July 31, 2003 and July 31, 2004, 33,333 of which become exercisable on each of August 7, 2003 and August 7, 2004 and 33,334 of which become exercisable on August 7, 2005. Also includes 20,000 shares held jointly with spouse and 5,920 shares held pursuant to the 401(k) Plan.

(10)
Includes 25,000 shares to be acquired upon exercise of options granted under the plan, 18,333 of which are presently exercisable and 6,667 of which become exercisable on July 28, 2003. Also includes 30,000 shares to be acquired upon exercise of options granted under the Michaels Stores, Inc. Amended and Restated 2001 Employee Stock Option Plan, 6,666 of which are presently exercisable, 6,667 of which become exercisable on each of July 31, 2003 and July 31, 2004, 3,333 of which become exercisable on each of August 7, 2003 and August 7, 2004, and 3,334 of which become exercisable on August 7, 2005. In addition, includes 1,008 shares held jointly with spouse.

(11)
Includes 75,000 shares to be acquired upon exercise of options granted under the plan, 25,000 of which become exercisable on each of February 7, 2004, February 7, 2005 and February 7, 2006.

(12)
Includes 17,500 shares to be acquired upon exercise of options granted under the plan, 5,833 of which become exercisable on each of August 7, 2003 and August 7, 2004 and 5,834 of which become exercisable on August 7, 2005.

(13)
Includes 52,501 shares to be acquired upon exercise of options granted under the plan, 11,667 of which become exercisable on each of July 31, 2003, August 31, 2003 and July 31, 2004, 5,833 of which become exercisable on each of August 7, 2003 and August 7, 2004 and 5,834 of which become exercisable on August 7, 2005. Also includes 654 shares held pursuant to the 401(k) Plan.

(14)
Includes 58,334 shares to be acquired upon exercise of options granted under the plan, 11,667 of which are presently exercisable, 11,667 of which become exercisable on October 31, 2003, 8,750 of which become exercisable on each of July 31, 2003 and July 31, 2004, 5,833 of which become exercisable on each of August 7, 2003 and August 7, 2004 and 5,834 of which become exercisable on August 7, 2005.

(15)
Includes 58,334 shares to be acquired upon exercise of options granted under the plan, 13,610 of which are presently exercisable, 11,667 of which become exercisable on each of May 31, 2003 and May 31, 2004, 1,945 of which become exercisable on each of July 31, 2003 and July 31, 2004, 5,833 of which become exercisable on each of August 7, 2003 and August 7, 2004 and 5,834 of which become exercisable on August 7, 2005. Also includes 203 shares held pursuant to the 401(k) Plan.

(16)
Includes 75,834 shares to be acquired upon exercise of options granted under the plan, 23,333 of which are presently exercisable, 11,667 of which become exercisable on each of July 28, 2003, July 31, 2003 and July 31, 2004, 5,833 of which become exercisable on each of August 7, 2003 and August 7, 2004 and 5,834 of which become exercisable on August 7, 2005. Also includes 1,682 shares held pursuant to the 401(k) Plan.

(17)
Includes 23,333 shares to be acquired upon exercise of options granted under the plan, 5,833 of which become exercisable on each of March 28, 2003 and March 28, 2004, 5,834 of which become exercisable on March 28, 2005, 1,944 of which become exercisable on each of August 7, 2003 and August 7, 2004 and 1,945 of which become exercisable on August 7, 2005. Also includes 237 shares held pursuant to the 401(k) Plan.

(18)
Includes 192,500 shares to be acquired upon exercise of options granted under the plan, 121,666 of which are presently exercisable, 12,500 of which become exercisable on July 28, 2003, 16,667 of which become exercisable on each of July 31, 2003 and July 31, 2004, 8,333 of which become exercisable of each of August 7, 2003 and August 7, 2004 and 8,334 of which become exercisable on August 7, 2005.

(19)
Includes 132,500 shares to be acquired upon exercise of options granted under the plan, 71,389 of which are presently exercisable, 6,667 of which become exercisable on July 28, 2003, 10,000 of which become exercisable on January 31, 2004, 9,722 of which become exercisable on each of July 31, 2003 and July 31, 2004, 8,333 of which become exercisable on each of August 7, 2003 and August 7, 2004 and 8,334 of which become exercisable on August 7, 2005.

(20)
Includes 100,000 shares to be acquired upon exercise of options granted under the plan, 33,333 of which become exercisable on each of January 8, 2004 and January 8, 2005 and 33,334 of which become exercisable on January 8, 2006.

(21)
Includes 125,000 shares to be acquired upon exercise of options granted under the plan, 49,999 of which are presently exercisable, 16,667 of which become exercisable on each of July 28, 2003, July 31, 2003 and July 31, 2004, 8,333 of which become exercisable on each of August 7, 2003 and August 7, 2004 and 8,334 of which become exercisable on August 7, 2005.

(22)
Includes 108,335 shares to be acquired upon exercise of options granted under the plan, 33,334 of which are presently exercisable, 16,667 of which become exercisable on each of July 28, 2003, July 31, 2003 and July 31, 2004, 8,333 of which become exercisable on each of August 7, 2003 and August 7, 2004 and 8,334 of which become exercisable on August 7, 2005. Also includes 14,000 shares held jointly with spouse and 1,949 shares held pursuant to the 401(k) Plan.

(23)
Includes 30,000 shares to be acquired upon exercise of options granted under the plan, 13,333 of which are presently exercisable, 6,667 of which become exercisable on September 29, 2003, 3,333 of which become exercisable on each of August 7, 2003 and August 7, 2004 and 3,334 of which become exercisable on August 7, 2005. Also includes 20,000 shares to be acquired upon exercise of options granted under the Michaels Stores, Inc. Amended and Restated 2001 Employee Stock Option Plan, 6,666 of which are presently exercisable and 6,667 of which become exercisable on each of July 31, 2003 and July 31, 2004.

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RESALE OF SHARES; SELLING STOCKHOLDERS